Exhibit 99.1

November 15, 2021

SG Blocks Reports Third Quarter 2021

Financial Results

– Quarterly Revenue of approximately $8.8 Million, and Year-to-Date Revenue of approximately $29.9 Million –

– Significant Progress to Advance Projects Across All Verticals –

– Company Expects to be Cash Flow Positive in the Fourth Quarter of 2021 –

– Management to Host Conference Call Today at 4:30 p.m. ET –

NEW YORK, N.Y. / (BUSINESS WIRE) -- SG Blocks, Inc. (Nasdaq: SGBX) (“SG Blocks” or the “Company”), a leading designer, innovator and fabricator of modular structures, today reported its financial results for the third quarter ending Sept 30, 2021.

“Our third quarter results are indicative of the enormous transformation we have undertaken in the past 18 months to take the company to new heights,” stated Paul Galvin, Chairman and Chief Executive Officer of SG Blocks. “We recorded our third straight quarter of more than $8.8 million in revenue, and our year-to-date revenue through September was up a staggering 2000% compared to last year.” said Paul Galvin, SG Blocks’ Chairman and Chief Executive Officer. “We continue to innovate the way space and buildings are utilized and have made further progress across all of our verticals. We have built a tremendous pipeline of opportunities, including residential communities, most located in booming Sunbelt markets, a growing roster of commercial projects with top tier companies and brands, and partnering with a growing number of organizations to deliver point-of-care testing and health care solutions. To support this activity, we are thrilled to add additional manufacturing capacity which will support the ramp in activity.”

“Mr. Galvin concluded, “We continue to deepen our team with industry specialists, and recently fortified our balance sheet to ensure a strong and flexible capital structure to invest in our infrastructure, as well additional opportunities that will ultimately drive further growth. As we look to the balance of 2021 and beyond, we are extremely excited about what lies ahead. As we have said, the investments we have made in the past 18 months put us in position to be cash flow positive in the fourth quarter of this year, and look to further growth next year as we transform projects to manufacturing and ultimate delivery. Beyond this, we remain in discussion with many new potential customers to further broaden our offerings. We intend to work tirelessly to close out this momentous and transformative year and set up a company that will reward all of our stakeholders for years to come.”

Third Quarter 2021 and Subsequent Operational Highlights:

At September 30, 2021, the Company had 15 projects under contract, compared to 14 projects under contract at June 30, 2021. At September 30, 2021, the construction backlog was approximately $20.1 million, as compared to approximately $21 million as of June 30, 2021. The Company’s backlog does not include any projects related to recently launched SG Development Corp. and does not include ongoing medical testing.

As of September 30, 2021, SGB DevCorp. had active residential development projects for a total of 2,250 units.

Concentrated Market Activity

Medical Testing & Services

SG Blocks continues to provide innovative structures, labs, and testing solutions to support the fight against, and recovery from, the COVID-19 pandemic. The Company’s modular solutions can be quickly and efficiently deployed at key locations for much-needed point-of-care patient access, to support the continue reopening and recovery of the U.S. economy. In September, the Company announced plans to build and deploy mobile intermodal CLIA-certified laboratories for point-of-care healthcare. The mobile CLIA lab unit will be 40 feet and be attached to a custom trailer solution with the ability to provide a full array of diagnostic testing inclusive of COVID-19. The labs will be fully mobile and have the potential capacity to test for various diseases and infections from urinary tract infections, to cancer, COVID-19 and the flu. SG Blocks will own and operate these units, providing its own end-to-end solution including both staffing and billing. SG Blocks envisions deploying these medical units at transportation hubs, events, border check-points, campuses, and Native American reservations.

Subsequent to quarter end, in November, the Company announced that it has hired James Henderson as Director of Medical Business Development. In the newly created role, Mr. Henderson will lead sales and business development for the Company’s medical vertical. His role will include, but is not limited to, managing business development initiatives, supply chain logistics and day to day operations as it relates to the Company’s medical subdivision.

Commercial

SG Blocks manufactures innovative and flexible modular structures to support a growing number of commercial customers, including government and military, retail consumer brands, logistics companies, and event organizers.

In August, the Company announced an agreement with ATCO Structures & Logistics, a one-stop provider of integrated energy, housing, transportation and infrastructure solutions. ATCO has committed 20 units to be produced by SG ECHO as a part of a national roll out of modular fleet units throughout the U.S. The initial units are to be delivered in the fourth quarter of 2021.

In September, the Company announced that it was selected as Street Food USA’s exclusive manufacturer in the United States for its national modular rollout of food halls. Street Food USA establishes and manages street food markets that focus on local entrepreneurship, sustainable economic growth, and small business by bringing together independent owner-operated kitchens. SG Blocks will provide architectural design, consulting, and engineering services for the project. The first location planned is in the Southern United States.

Manufacturing

After years of outsourcing, SG Blocks is committed to in-house manufacturing excellence to support its growing project pipeline and enhance efficiency and flexibility in project planning and delivery.

Subsequent to quarter end, in November, the Company announced that it has entered into a lease agreement for an additional manufacturing facility in Durant, Oklahoma. The Company had previously announced plans to purchase the property but made the decision to pivot to a lease arrangement in order to deploy capital to other area of the business. The property sits on approximately sixteen acres of land with a 55,000 SF manufacturing facility comprised of two full production lines. With this additional manufacturing space, the Company expects to triple its manufacturing capacity. The Company has received a forgivable loan of $750,000 granted by the Durant Industrial Authority, a public trust authority of the City of Durant, to make renovations to this facility.

Additionally, subsequent to quarter end, in November, the Company, on behalf of its development subsidiary, SGB Development Corp. (“SG DevCorp”), executed a purchase sale agreement for a 114-acre parcel in Durant. SGB Development Corp. plans to convert the land to additional factory space to meet growing demand, as well as develop approximately 300 workforce residential units for rent.

While there are a number of legacy project commitments remaining from the acquisition of SG ECHO, that will be completed at a cash loss in 2021, going forward, the Company expects to manufacture future projects at a margin of approximately 15%.

SG Development Corporation

The Company formed SGB DevCorp. in February 2021 to deliver residential units across the country. The launch of SGB DevCorp. is expected to provide a host of benefits to SG Blocks, including: i) keeping manufacturing near 100% capacity to provide a steady and visible flow of manufacturing income, ii) participation in project fees, and iii) potential profit from asset sales.

During the third quarter 2021, the Company continued its work to advance four projects previously announced.

Lago Vista, on Lake Travis, on the Colorado River in Austin, Texas. The project is expected to consist of up to 225 one- and two-bedroom condominium units, as well as amenities including a community center, marina and health club. Development work is expected to commence in the second quarter of 2022, with an anticipated completion date in the second quarter of 2023. SG Blocks expects to capture approximately $25 million in manufacturing revenue over the life of the project. The Company also anticipates that its minority interest in the sale of the units will be no less than approximately $5.0 million as units are sold.

A 50% membership interest to build a 138-unit, 125,000 square foot affordable housing community in East Point, GA within the Atlanta metropolitan area. The community will be known as “Norman Berry Village,” and the units will be constructed at the Company’s manufacturing facilities in Durant, OK and shipped to Atlanta. SGB DevCorp. has partnered with CMC Development Group, ZT Architecture & Land Development, and Community Development Consortium on the project. The Company expects to complete the project at a cost of approximately $15 million – $20 million. SGB DevCorp. will control the planning and construction process, and earn manufacturing revenue, as well as a share of development fees.

Monticello Mews, a multi-family development project located in the Catskills region of New York. Upon completion, the development is expected to consist of 187 townhomes with one- and two-bedroom units, with amenities including a clubhouse, gym, and outdoor green spaces. The project is expected to be complete in the third quarter of 2023. The Company has carried interest in this project of approximately $650,000, and expects to earn a preferred payment upon completion of the project.

A 10% non-dilutable equity interest in JDI-Cumberland Inlet, LLC, a Georgia limited liability company, contributing $3,000,000 in capital to develop Cumberland Inlet, a 1,286 acre waterfront parcel in historic downtown St. Marys, Georgia. Modular housing units for the project will be produced at the Company’s manufacturing facilities in Durant, OK, with gross potential manufacturing revenues totaling approximately $256 million, making Cumberland Inlet SGB DevCorp.’s largest project to date. The development is expected to commence site work in the fourth quarter of 2021, with initial deliveries of modular units expected in third quarter of 2022.

Third Quarter and Year-to-Date 2021 Financial Highlights:

●	Revenue for the third quarter 2021 was $8.8 million, compared to approximately $577,000 for the third quarter of 2020. Year-to-date, through September 30, 2021, revenue was $29.9 million, compared to approximately $1.4 million for the same period of 2020.

●	Gross profit for the third quarter 2021 was $105,000, compared to a gross profit of approximately $195,000 in the third quarter 2020. Year-to-date, through September 30, 2021, gross profit was $4.15 million, compared to approximately $615,000 for the same period of 2020.

●	Operating expenses for the third quarter 2021 were $2.8 million, compared to approximately $1.7 million in the third quarter 2020. For the third quarter 2021, net loss attributable to common shareholders was $3.8 million, or negative ($0.43) per share, compared to a net loss of approximately $1.5 million, or negative ($0.17) per share, in the third quarter 2020. The net loss attributable to common shareholders includes the following items:

o	Approximately $842,000 in non-cash depreciation and amortization expenses, non-cash stock compensation expense, loss on asset disposal and litigation expenses as explained in the adjusted EBITDA loss;

o	Approximately $2.25 million in continued and accrued losses related to certain legacy manufacturing projects that have been impacted by COVID-related delays and supply chain disruptions.

●	Adjusted EBITDA loss for the third quarter 2021 was $3.0 million, compared to a loss of $1.0 million in the third quarter 2020.

●	At September 30, 2021, the Company had total assets of approximately $25 million, compared to approximately $26.9 million at December 31, 2020.

●	The Company had cash and cash equivalents of approximately $3.3 million as of September 30, 2021, compared to approximately $13.0 million at December 30, 2020. The reduction in cash is primarily due to investments in land developments and projects totaling approximately $8 million.

●	Subsequent to quarter end, in October, the Company completed a public offering pursuant to which it sold an aggregate of 975k shares of common stock and prefunded warrants to purchase up to 2.189 million shares of common stock and a concurrent private offering of warrants to purchase 1,898,630 shares of common stock which resulted in net proceeds of approximately $10.5 million.

Conference Call Information

SG Blocks will host a conference call on Monday November 15, 2021at 4:30 p.m. Eastern Time to share its results for the quarter ended September 30, 2021.

Date: Monday November 15, 2021

Time: 4:30 p.m. ET, 1:30 p.m. PT

Toll-free dial-in number: 1-877-256-3246

International dial-in number: 1-212-231-2906

Conference ID: 21998821

Additionally, a webcast of the conference call will be broadcast live and available for replay at the Investors section of the Company’s website at www.sgblocks.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time through Monday November 29, 2021, 11:59 PM ET.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 21998821

Use of Non-GAAP Financial Information

In addition to its results under GAAP, the Company presents EBITDA and Adjusted EBITDA for historical periods. EBITDA and Adjusted EBITDA are non-GAAP financial measures and have been presented as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. The Company calculates EBITDA as net income (loss) before interest expense, income tax benefit (expense), depreciation and amortization. It calculates Adjusted EBITDA as EBITDA before certain non-recurring adjustments such stock-based compensation expense. EBITDA and Adjusted EBITDA are presented because they are important metrics used by management as one of the means by which it assesses the Company’s financial performance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. These measures, when used in conjunction with related GAAP financial measures, provide investors with an additional financial analytical framework that may be useful in assessing the Company and its results of operations.

EBITDA and Adjusted EBITDA have certain limitations. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income (loss), or any other measures of financial performance derived in accordance with GAAP. These measures also should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items for which these non-GAAP measures make adjustments. Additionally, EBITDA and Adjusted EBITDA are not intended to be liquidity measures because of certain limitations, including, but not limited to: i) they do not reflect the Company’s cash outlays for capital expenditures; They do not reflect changes in, or cash requirements for, working capital; and Although depreciation and amortization are non-cash charges, the assets are being depreciated and amortized and may have to be replaced in the future, and these non-GAAP measures do not reflect cash requirements for such replacements.

The non-GAAP information should be read in conjunction with the Company’s consolidated financial statements and related notes.

The following is a reconciliation of EBITDA and Adjusted EBITDA to the nearest GAAP measure, net loss:

In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same or similar to some of the adjustments made in our calculations, and our presentation of EBITDA and Adjusted EBITDA should not be construed to mean that our future results will be unaffected by such adjustment. Management compensates for these limitations by using EBITDA and Adjusted EBITDA as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. The non-GAAP information should be read in conjunction with our consolidated financial statements and related notes.

The following is a reconciliation of EBITDA and Adjusted EBITDA to the nearest GAAP measure, net loss:

Non-GAAP Financial Information

The following is a reconciliation of EBITDA and Adjusted EBITDA to the nearest GAAP measure, net loss:

	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Net loss attributable to common stockholders of SG Blocks, Inc.	$(3,830,905)	$(1,478,273)	$(7,406,041)	$(3,063,673)
Addback interest expense	293	2,614	985	8,877
Subtract interest income	(9,973)	(27,401)	(41,240)	(38,497)
Addback depreciation and amortization	148,482	47,488	449,502	142,290
EBITDA (non-GAAP)	(3,692,103)	(1,455,572)	(6,996,794)	(2,951,003)
Addback loss on asset disposal	34,182	1,012	34,182	1,012
Addback litigation expense	413,796	127,205	555,068	395,045
Addback stock compensation expense	246,236	303,169	778,657	471,683
Adjusted EBITDA (non-GAAP)	$(2,997,889)	$(1,024,186)	$(5,628,887)	$(2,083,263)

About SG Blocks:

SG Blocks, Inc. is a premier innovator in advancing and promoting the use of code-engineered cargo shipping containers for safe and sustainable construction. The firm offers a product that exceeds many standard building code requirements, and also supports developers, architects, builders and owners in achieving greener construction, faster execution, and stronger buildings of higher value. Each project starts with GreenSteelTM, the structural core and shell of an SG Blocks building, and then is customized to client specifications. For more information, visit www.sgblocks.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and include statements regarding becoming cash flow positive in the fourth quarter of 2021, achieving further growth next year as the Company transforms projects to manufacturing and ultimate delivery, setting up a company that will reward all of the Company’s stakeholders for years to come, plans to build and deploy mobile intermodal CLIA-certified laboratories for point-of-care healthcare, delivering initial units to ATCO Structures & Logistics in the fourth quarter of 2021, providing architectural design, consulting, and engineering services for Street Food USA’s national modular rollout of food halls, tripling the Company’s manufacturing capacity with the additional manufacturing facility in Durant, Oklahoma, plans to convert a 114-acre parcel in Durant to additional factory space to meet growing demand and develop approximately 300 workforce residential units for rent, the Company manufacturing future projects at a margin of approximately 15%, the launch of SGB DevCorp. providing a host of benefits to the Company, including keeping manufacturing near 100% capacity to provide a steady and visible flow of manufacturing income, participation in project fees and potential profit from asset sales, plans for the Lago Vista development, with development work is expected to commence in the second quarter of 2022 and an anticipated completion date in the second quarter of 2023, capturing approximately $25 million in manufacturing revenue over the life of the Lago Vista project, the Company’s minority interest in the sale of the Lago Vista units being no less than approximately $5.0 million as units are sold, plans for Norman Berry Village in the Atlanta metropolitan area, completing Norman Berry Village at a cost of approximately $15 to 20 million, plans for the Monticello Mews multifamily development project located in the Catskills region of New York, completing the Monticello Mews in the third quarter of 2023 and earning a preferred payment upon completion of the project, plans for the Cumberland Inlet project, with gross potential manufacturing revenues totaling approximately $256 million, commencing commence site work on the Cumberland Inlet project in the fourth quarter of 2021, with initial deliveries of modular units expected in third quarter of 2022. While SG Blocks believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to achieve positive cash flow in the fourth quarter of 2021 and achieve further growth next year as projects transform to manufacturing and ultimate delivery, the Company’s ability to build and deploy mobile intermodal CLIA-certified laboratories for point-of-care healthcare as planned, the Company’s ability to deliver initial units to ATCO Structures & Logistics in the fourth quarter of 2021, the Company’s ability to provide architectural design, consulting and engineering services for Street Food USA’s national modular rollout of food halls as planned, the Company’s ability to triple its manufacturing capacity with the additional manufacturing facility in Durant, Oklahoma, the Company’s ability to develop the 114-acre parcel in Durant as planned, the Company’s ability to manufacture future projects at a margin of approximately 15%, the Company’s ability to use the launch of SGB DevCorp. to keep manufacturing near 100% capacity, provide a steady and visible flow of manufacturing income, participate in project fees and achieve potential profit from asset sales, the Company’s ability to complete the Lago Vista development as planned and capture approximately $25 million in manufacturing revenue over the life of the project and approximately $5.0 million from its minority interest as units are sold, the Company’s ability to complete the Norman Berry Village project in the Atlanta metropolitan area as planned, the Company’s ability to complete the Monticello Mews multifamily development project located in the Catskills region of New York as planned and earn a preferred payment upon completion of the project, the Company’s ability to complete the Cumberland Inlet project as planned, with gross potential manufacturing revenues totaling approximately $256 million, the Company’s ability to expand within various verticals as planned, the Company’s ability to position itself for future profitability, the Company’s ability to maintain compliance with the NASDAQ listing requirements, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

SG BLOCKS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,290,702	$13,010,356
Accounts receivable, net	3,566,616	2,635,608
Contract assets	484,622	1,303,136
Inventories	790,081	778,144
Prepaid expenses and other current assets	816,761	570,775
Total current assets	8,948,782	18,298,019

Property, plant and equipment, net	6,935,265	2,683,014
Goodwill	1,309,330	1,309,330
Right-of-use asset	1,292,803	1,537,545
Long-term note receivable	710,685	682,637
Intangible assets, net	2,137,056	2,218,609
Deferred contract costs, net	122,355	152,944
Investment in and advances to equity affiliates	3,464,762	—
Total Assets	$24,921,038	$26,882,098

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$7,135,750	$3,961,961
Contract liabilities	1,176,180	1,774,740
Lease liability, current maturities	334,736	326,654
Due to affiliates	232,110	965,561
Assumed liability	5,795	200,765
Short term note payable, net	1,959,018	—
Other current liabilities	—	5,000
Total current liabilities	10,843,589	7,234,681

Lease liability, net of current maturities	957,497	1,209,594
Total liabilities	11,801,086	8,444,275

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, $1.00 par value, 5,405,010 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value, 25,000,000 shares authorized; 8,822,489 issued and outstanding as of September 30, 2021 and 8,596,189 issued and outstanding as of December 31, 2020	88,225	85,962
Additional paid-in capital	41,927,422	40,443,840
Accumulated deficit	(29,682,587)	(22,276,546)
Total SG Blocks, Inc. stockholders’ equity	12,333,060	18,253,256
Non-controlling interest	786,892	184,567
Total stockholders’ equity	13,119,952	18,437,823
Total Liabilities and Stockholders’ Equity	$24,921,038	$26,882,098

SG BLOCKS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

	For the Three Months Ended September 30,	For the Three Months Ended September 30,	For the Nine Months Ended September 30,	For the Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Construction services	$612,052	$494,330	$5,814,205	$1,118,197
Engineering services	70,814	82,230	168,822	286,068
Medical revenue	8,164,624	—	23,906,077	—
Total	8,847,490	576,560	29,889,104	1,404,265

Cost of revenue:
Construction services	2,962,691	311,002	10,220,926	576,121
Engineering services	6,588	70,952	48,555	213,324
Medical revenue	5,773,141	—	15,467,328	—
Total	8,742,420	381,954	25,736,809	789,445

Gross profit	105,070	194,606	4,152,295	614,820

Operating expenses:
Payroll and related expenses	1,236,420	679,863	2,865,606	1,344,009
General and administrative expenses	1,517,718	980,773	4,867,236	2,238,837
Marketing and business development expense	54,857	46,650	197,922	109,887
Pre-project expenses	22,683	12,650	33,663	37,650
Total	2,831,678	1,719,936	7,964,427	3,730,383

Operating loss	(2,726,608)	(1,525,330)	(3,812,132)	(3,115,563)

Other income (expense):
Loss on asset disposal	(34,182)	(1,012)	(34,182)	(1,012)
Interest expense	(293)	(2,614)	(985)	(8,877)
Interest income	9,973	27,401	41,240	38,497
Other income	453	23,282	61,477	23,282
Total	(24,049)	47,057	67,550	51,890

Loss before income taxes	(2,750,657)	(1,478,273)	(3,744,582)	(3,063,673)
Income tax expense	—	—	—	—

Net loss	(2,750,657)	(1,478,273)	(3,744,582)	(3,063,673)

Less: net income attributable to noncontrolling interests	1,080,248	—	3,661,459	—
Net loss attributable to common stockholders of SG Blocks, Inc.	$(3,830,905)	$(1,478,273)	$(7,406,041)	$(3,063,673)

Net loss per share attributable to SG Blocks, Inc. - basic and diluted:
Basic and diluted	$(0.43)	$(0.17)	$(0.84)	$(0.60)

Weighted average shares outstanding:
Basic and diluted	8,822,489	8,596,189	8,796,890	5,070,816

SG BLOCKS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)

	$0.01 Par Value Common Stock		Additional Paid-in	Accumulated	SG Blocks Stockholders'	Noncontrolling	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity	Interests	Equity
Balance at June 30, 2021	8,822,489	$88,225	$41,681,186	$(25,851,682)	$15,917,729	$922,994	$16,840,723
Stock-based compensation	—	—	246,236	—	246,236	—	246,236
Conversion of warrants to common stock	—	—	—	—	—	—	—
Noncontrolling interest distribution	—	—	—	—	—	(1,216,350)	(1,216,350)
Net income (loss)	—	—	—	(3,830,905)	(3,830,905)	1,080,248	(2,750,657)
Balance at September 30, 2021	8,822,489	$88,225	$41,927,422	$(29,682,587)	$12,333,060	$786,892	$13,119,952

Balance at December 31, 2020	8,596,189	$85,962	$40,443,840	$(22,276,546)	$18,253,256	$184,567	$18,437,823
Stock-based compensation	—	—	778,657	—	778,657	—	778,657
Conversion of warrants to common stock	226,300	2,263	704,925	—	707,188	—	707,188
Noncontrolling interest distribution	—	—	—	—	—	(3,059,134)	—
Net income (loss)	—	—	—	(7,406,041)	(7,406,041)	3,661,459	(3,744,582)
Balance at September 30, 2021	8,822,489	$88,225	$41,927,422	$(29,682,587)	$12,333,060	$786,892	$13,119,952

	$0.01 Par Value Common Stock		Additional Paid-in	Accumulated	SG Blocks Stockholders'	Noncontrolling	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity	Interests	Equity
Balance at June 30, 2020	8,596,189	$85,962	$39,351,139	$(19,169,217)	$20,267,884	$—	$20,267,884
Stock-based compensation	—	—	303,169	—	303,169	—	303,169
Net loss	—	—	—	(1,478,273)	(1,478,273)	—	(1,478,273)
Balance at September 30, 2020	8,596,189	$85,962	$39,654,308	$(20,647,490)	$19,092,780	$—	$19,092,780

Balance at December 31, 2019	1,157,890	$11,579	$21,932,387	$(17,583,817)	$4,360,149	$—	$4,360,149
Stock-based compensation	—	—	471,683	—	471,683	—	471,683
Conversion of restricted stock units to common stock	24,672	246	(246)	—	—	—	—
Reverse stock split settlement	(38)	—	(122)	—	(122)	—	(122)
Conversion of debt exchange to common stock	73,665	737	205,526	—	206,263	—	206,263
Issuance of common stock, net of issuance costs	7,340,000	73,400	17,045,080	—	17,118,480	—	17,118,480
Net loss	—	—	—	(3,063,673)	(3,063,673)	—	(3,063,673)
Balance at September 30, 2020	8,596,189	$85,962	$39,654,308	$(20,647,490)	$19,092,780	$—	$19,092,780

SG BLOCKS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

	For the Nine Months Ended September 30, 2021	For the Nine Months Ended September 30, 2020
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(3,744,582)	$(3,063,673)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	294,860	2,858
Amortization of intangible assets	124,053	108,842
Amortization of deferred license costs	30,589	30,590
Bad debt expense	161,202	—
Interest income on long-term note receivable	(28,048)	(23,185)
Stock-based compensation	778,657	471,683
Loss on asset disposal	34,182	1,012
Changes in operating assets and liabilities:
Accounts receivable	(1,092,210)	(2,581,925)
Contract assets	818,514	(14,786)
Inventories	(11,937)	(681,521)
Prepaid expenses and other current assets	(235,202)	(189,143)
Right of use asset	390,581	—
Accounts payable and accrued expenses	3,173,788	(841,778)
Contract liabilities	(598,560)	2,322,164
Due to affiliates	(738,451)	5,000
Lease liability	(389,853)	—
Net cash used in operating activities	(1,032,417)	(4,453,862)

Cash flows from investing activities:
Advances in note receivable	—	(650,000)
Purchase of Echo DCL, LLC, net of cash acquired	—	(743,168)
Purchase of property, plant and equipment	(4,806,294)	(49,434)
Purchase of intangible asset	(42,500)	—
Proceeds from sale of equipment	225,000	—
Payment on assumed liability of acquired assets	(194,969)	—
Investment in and advances to equity affiliates	(3,464,762)	—
Net cash used in investing activities	(8,283,525)	(1,442,602)

Cash flows from financing activities:
Proceeds from conversion of warrants to common stock	707,188	—
Proceeds from public stock offering, net of issuance costs	—	17,118,480
Proceeds from short-term note payable	1,948,234	—
Proceeds from long-term note payable	—	200,000
Distribution paid to noncontrolling interest	(3,059,134)	—
Settlement of common stock from reverse stock split	—	(122)
Net cash (used in) provided by financing activities	(403,712)	17,318,358

Net increase (decrease) in cash and cash equivalents	(9,719,654)	11,421,894

Cash and cash equivalents - beginning of period	13,010,356	1,625,671

Cash and cash equivalents - end of period	$3,290,702	$13,047,565

Supplemental disclosure of non-cash operating activities:
Non-cash conversion of long-term note payable to common stock	$—	$200,000
Non-cash conversion of accrued interest of long-term note payable to common stock	—	6,263
Total non-cash operating activities	$—	$206,263

Investors:

Stephen Swett

(203) 682-8377

investors@sgblocks.com

Source: SG Blocks, Inc.